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                                                                     Exhibit 5.1

                         [Kirkland & Ellis Letterhead]


                                 July 14, 1997


Navistar Financial Corporation
2850 West Golf Rd.
Rolling Meadows, IL 60008

          Re:  Navistar Financial Corporation
               Registration Statement on Form S-2
               Registration No. 333-30167

Ladies and Gentlemen:

     We are issuing this opinion letter in our capacity as special legal counsel to Navistar Financial Corporation, a Delaware corporation (the "Company"), in connection with the proposed registration by the Company of up to $100,000,000 in aggregate principal amount of the Company's 9% Series B Senior Subordinated Notes due 2002 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-2 (Registration No. 333-30167) filed with the Securities and Exchange Commission (the "Commission") on June 27, 1997 under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The Exchange Notes are to be issued pursuant to the Indenture (the "Indenture"), dated as of May 30, 1997, among the Company and The Fuji Bank and Trust Company, as Trustee, in exchange for and in replacement of the Company's outstanding 9% Senior Subordinated Notes due 2002 (the "Notes"), of which $100,000,000 in aggregate principal amount is outstanding.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Company's Certificate of Incorporation, as amended,
(ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Exchange Notes, (iii) the Registration Statement, and (iv) the Registration Rights Agreement, dated May 30, 1997, among the Company and J.P. Morgan Securities Inc., Chase Securities Inc. and NationsBanc Capital Markets, Inc.